                          RESTATED ARTICLES OF INCORPORATION


                                          OF

                              ADVANCED UROSCIENCE, INC.



                                   ARTICLE 1 - NAME

    The name of the Company shall be Advanced UroScience, Inc.


                            ARTICLE 2 - REGISTERED OFFICE

    The location and office address of the registered office of the Company in this state shall be 1290 Hammond Road, White Bear Lake, Minnesota 55110.


                              ARTICLE 3 - CAPITAL STOCK

    A. AUTHORIZED SHARES. The aggregate number of shares that the Company has authority to issue shall be Twenty Three Million (23,000,000) shares, consisting of Twenty Million (20,000,000) shares of Common Stock, 1,500,000 shares of Series A Preferred Stock and 1,500,000 shares of Series A1 Preferred Stock. Such shares shall have no par value, except that, solely for the purpose of a statute or regulation imposing a tax or fee based upon capitalization of the Company, they shall have a par value of one cent ($.01) per share.

    B. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The rights, preferences, restrictions and other matters relating to the Series A Preferred Stock and Series A1 Preferred Stock are as follows:

         1. DIVIDEND PROVISIONS. The holders of shares Series A Preferred Stock, Series A1 Preferred Stock, and Common Stock shall be entitled to receive dividends, out of any assets legally available therefor, when, as and if dividends are declared by the Board of Directors. The right to such dividends is not cumulative and no right shall accrue to holders of such shares by reason of the fact that dividends on such shares are not declared in any prior year, nor shall undeclared or unpaid dividends bear or accrue interest.

         2.   LIQUIDATION PREFERENCE.

              (a) SERIES A AND SERIES A1 PREFERRED STOCK. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, a majority of holders of Series A and Series A1 Preferred Stock (voting as a single class and on an as-converted basis) may, within 20 days of receipt of a written notice stating the total amount of funds to be distributed to the shareholders in the pending liquidation and a current list of all outstanding securities and the liquidation rights of all such securities, elect to either (i) convert their shares of Series A and Series A1 Preferred

    Stock into Common Stock and participate in the distribution provided for in subsection 2(b) below, or (ii) receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (A) $4.00 for each outstanding share of Series A Preferred Stock and Series A1 Preferred Stock (the "Original Series A Issue Price" and the "Original Series A1 Issue Price," respectively), and (B) an amount equal to a return on their investment at the rate of 30% per annum, compounded monthly and on the date of completion of such transaction, over the period commencing on April 2, 1997 and ending on the date of completion of such transaction ("30% Return"), provided, however, the maximum amount to which the holders of Series A and Series A1 Preferred Stock shall be entitled to under this subsection B.2(a)(ii)(B) shall be $.80 per share. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A and Series A1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A and Series A1 Preferred Stock.

              (b) Upon the completion of any distribution required by subparagraph (a) of this Section 2, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Common Stock (including converted Series A and Series A1 Preferred Stock) pro rata based on the relative number of shares of Common Stock held by each.

              (c) (i) For purposes of this Section 2, if (A) the Company is acquired by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation); or (B) a sale of all or substantially all of the assets of the Company (unless the Company's shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity), and if the 30% Return (as defined in B.2.(a)(ii)(B)) has not been realized, then upon the vote of a majority of the Series A and Series A1 Preferred Stock, voting together as a single class and on an as-converted basis, such event will be treated as a liquidation, dissolution or winding up of the Company. If the 30% Return has been realized or if the holders of a majority of the Series A and Series A1 Preferred Stock do not elect to treat the event as a liquidation, dissolution or winding up of the Company, provision will be made so that such holders of the Series A and Series A1 Preferred Stock shall thereafter be entitled to receive upon conversion of their shares of Series A or Series A1 Preferred Stock, the number of shares of stock or other securities or property (including cash) of the Company, or of any successor Company resulting from any of the events specified above, that are receivable upon such event by holders of the number of shares of Common Stock into which such shares of Series A and Series A1 Preferred Stock might have been converted immediately prior to such event, all subject to adjustment as provided herein.

                   (ii) In any of the events specified in subparagraph B.2.(c)(i), if the consideration received by the Company is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                        (A) Securities not subject to investment letter or other similar restrictions on free marketability:

                             (1) If traded on a securities exchange or through the Nasdaq National Market or Nasdaq SmallCap Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                             (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                             (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Series A and Series A1 Preferred Stock.

                        (B) The method of valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subparagraph B.2.(c)(ii)(A)(l), (2) or
         (3) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                   (iii) If the requirements of this subsection 2(c) are not complied with, the Company shall forthwith either:

                        (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

                        (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A and Series A1 Preferred Stock will revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof

                   (iv) The Company shall give each holder of record of Series A and Series A1 Preferred Stock written notice of such impending transaction not later than 20 days prior to the shareholders' meeting called to approve such transaction, or 20 days prior to the closing of the transaction, whichever is earlier, and will also notify these holders in writing of the final approval of the transaction. The first of these notices will describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Company will thereafter give the holders prompt notice of any material changes. The transaction will in no event take place sooner than 20 days after the Company has given the first notice provided for herein or sooner than 10 days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of at least a majority of the Series A and Series A1 Preferred Stock, voting together as a single class and on an as-converted basis, that are entitled to such notice rights or similar notice rights.

         3.   REDEMPTION OF SERIES A AND SERIES A1 PREFERRED STOCK.

              (a) If at any time after March 28, 2005 the Company receives a written request of the holders of not less than fifty percent (50%) of the then outstanding shares of Series A and Series A1 Preferred Stock, voting together as a single class and on an as-converted basis, (collectively, the "Initiating Holders"), the Company shall within thirty (30) days after the receipt of such notice redeem the percentage of the Series A and Series A1 Preferred Stock specified in such request (or, if less, the maximum amount it may lawfully redeem) by paying in cash therefor the higher of (i) a sum per share equal to the Original Series A Issue Price or Original Series A1 Issue Price, as applicable, or (ii) the fair market value of such shares as determined by a qualified independent appraiser mutually agreed upon by the Company and holder of the largest number of shares of Series A and Series A1 Preferred Stock being redeemed and paid for by the Company. If the Company and such holder are unable to agree upon an appraiser, a qualified appraiser will be appointed by the Chief Judge of the Fourth Judicial District of Minnesota. The aggregate amounts payable with respect to Series A and Series A1 Preferred Stock are hereinafter collectively referred to as the "Redemption Price." If necessary, to legally pay the full Redemption Price on the Redemption Date (defined below), the Company will take all reasonable actions including, but not limited to, using its best efforts to recapitalize or sell its business or businesses. Upon receipt of any such written request, the Company shall promptly mail written notice of the redemption request, first class, postage prepaid, to each holder of record of Series A and Series A1 Preferred Stock, other than the Initiating Holders, at the address last shown on the records of the Company for such holder or given by the holder to the Company for the purpose of notice or if no such address appears or is given at the principal executive office of the Company. Each such holder shall have thirty (30) days from receipt of such notice to request in writing the redemption of such holder's Series A or Series A1 Preferred Stock on the terms contained herein and each such request shall be deemed to have been received by the Company on the date of the request by the Initiating Holders. Holders of Series A and Series A1 Preferred Stock may make only one request under this Section B.3.

              (b) At least twenty (20) days prior to the date fixed for any redemption of any Series A and Series A1 Preferred Stock (the "Redemption Date"), written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A and Series A1 Preferred Stock to be redeemed, at the address last shown on the records of the Company for such holder or given by the holder to the Company for the purpose of notice or if no such address appears or is given at the principal executive office of the Company, noticing such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained, and the date on which such holder's Conversion Rights (as defined below) as to such shares terminate, and calling upon such holder to surrender to the Company, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). On or after the Redemption Date, each holder of Series A and Series A1 Preferred Stock to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

              (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of Series A and Series A1 Preferred Stock, as holders of such shares (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares which such holders elected to have redeemed, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. If the funds of the Company legally available for redemption of shares of Series A and Series A1 Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A and Series A1 Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem shares of Series A and Series A1 Preferred Stock such that each holder of Series A and Series A1 Preferred Stock receives the same percentage of the aggregate Series A and Series A1 Preferred Stock Redemption Price, as applicable, as such holder would otherwise receive if the Company could legally redeem all of the shares put for redemption on such date. The shares of Series A and Series A1 Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A and Series A1 Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Company has become obligated to redeem on any Redemption Date but that it has not redeemed.

              (d) On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all shares of Series A and Series A1 Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated by holders of Series A and Series A1 Preferred Stock for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to publish the notice of redemption thereof and pay the Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from the Company that such holder has surrendered its share certificate to the Company pursuant to subsection B.3.(b) above. As of the date of such deposit, the deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust company payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Section B.4 hereof. Such instructions shall also provide that any moneys deposited by the Company pursuant to subsection B.3(d) for the redemption of shares thereafter converted into shares of the Company's Common Stock pursuant to Section B.4. hereof prior to the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any moneys deposited by the Company pursuant to subsection B.3(d) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Company upon its request expressed in a resolution of its Board of Directors.

         4. CONVERSION. The holders of the Series A and Series A1 Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

              (a) RIGHT TO CONVERT. Each share of Series A and Series A1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such series of Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price or Original Series A1 Issue Price, as applicable, by the Conversion Price at the time in effect for such series. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price, and the initial Conversion Price per share for shares of Series A1 Preferred Stock shall be the Original Series A1 Issue Price.

              (b) AUTOMATIC CONVERSION UPON QUALIFIED PUBLIC OFFERING. Each share of Series A and Series A1 Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect for such series immediately upon the consummation of a "Qualified Public Offering." A "Qualified Public Offering" is a firmly underwritten public offering of the Company's Common Stock, pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the per share price is not less than: (i) $8.00 (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) if such public offering is consummated prior to September 30, 1998, or (ii) $10.00 (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) if such public offering is consummated after September 30, 1998, and the aggregate offering price is $15,000,000 or more.

              (c) AUTOMATIC CONVERSION UPON CONSENT OF SERIES A AND SERIES A1 PREFERRED STOCK HOLDERS. Each share of Series A and Series A1 Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect for such series on the date upon which the Company obtains the consent of the holders of a majority of the then outstanding shares of Series A and Series A1 Preferred Stock, voting as separate classes, on an as-converted basis.

              (d) MECHANICS OF CONVERSION. Before any holder of Series A or Series A1 Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A or Series A1 Preferred Stock, and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names' in which the certificate or certificates for shares of Common Stock are to be issued The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A or Series A1 Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A or Series A1 Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with a Qualified Public Offering, the conversion may, at the option of any holder tendering Series A or Series A1 Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A or Series A1 Preferred Stock shall not be deemed to have converted such Series A or Series A1 Preferred Stock until immediately prior to the closing of such sale of securities.

              (e) CONVERSION PRICE ADJUSTMENTS OF SERIES A PREFERRED STOCK. The Conversion Price of the Series A Preferred Stock will be subject to adjustment from time to time as follows:

                   (i) If after the date upon which any shares of the Series A Preferred Stock were first issued (the "Purchase Date"), the Company issues or is deemed to have issued any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price of the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, then the Conversion Price for those shares of Series A Preferred Stock held immediately prior to each such issuance shall forthwith be adjusted to an amount equal to the price of any Additional Shares issued. No adjustment shall be made to the Conversion Price of the Series A1 Preferred Stock pursuant to this subsection B.4.(e).

                   Except to the limited extent provided for in subsections B.4.(e)(i)(C)(3)(5), no adjustment of such Conversion Price pursuant to this subsection B.4.(e)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                        (A) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

                        (B) In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Company's Board of Directors in good faith irrespective of any accounting treatment.

                        (C) In the case of the issuance (whether before, on or after the Purchase Date) of options, warrants or other rights to purchase or subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options, warrants or other rights to purchase or subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(e)(i):

                             (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options, warrants or other rights to purchase or subscribe for Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration
                       (determined in the manner provided in subsections B.4.(e)(i)(A) and (B)), if any, received by the Company upon the issuance of such options, warrants or other rights plus the minimum exercise price provided in such options, warrants or other rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                             (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options, warrants or other rights to purchase or subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or other rights were issued for consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or other rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange in full of such securities or the exercise in full of any related options, warrants or other rights (the consideration in each case to be determined in the manner provided in subsections B.4.(e)(i)(A) and
                        (B)).

                             (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such options, warrants or other rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock to the extent in any way affected by or computed using such options, warrants or other rights or securities or options, warrants or other rights related to such securities shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options, warrants or other rights or the conversion or exchange of such securities.

                             (4) Upon the expiration of any such options, warrants or other rights, the termination of any such rights to convert or exchange or the expiration of any options, warrants or other rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock to the extent in any way affected by or computed using such options, warrants, other rights or securities or options, warrants or other rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options, warrants or other rights, upon the conversion or exchange of such securities or upon the exercise of the options, warrants or other rights related to such securities.

                             (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(e)(i)(C)(3) and (4) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(e)(i)(C)(3) or (4).

                        (D) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(e)(i)(D)) by the Company after the Purchase Date other than:

                             (1) Common Stock issued pursuant to a transaction described in subsection 4(e)(ii) hereof,

                             (2) 1,099,880 shares of Common Stock issuable or issued to employees, consultants or directors, directly or pursuant to a plan arrangement or agreement approved by the Board of Directors of the Company;

                             (3)  Common Stock issued upon conversion of
                        Series A or Series A1 Preferred Stock;

                             (4) Up to 81,250 shares of Common Stock issued upon exercise of the warrant issued in connection with the Series A Preferred Stock financing;

                             (5) 570,000 shares of Common Stock issuable upon exercise of the Common Stock purchase warrants outstanding as of the date hereof.

                             (6) Shares or other securities issued by the Company with the consent of holders of a majority of the then outstanding Series A and Series A1 Preferred Stock.

                   (ii) In the event the Company should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A and Series A1 Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(e)(i)(C).

                   (iii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A and Series A1 Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the outstanding shares of Common Stock as a result of such combination.

                   (iv) No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment or conversion made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward

              (f) SPECIAL ADDITIONAL CONVERSION PRICE ADJUSTMENT IN CONNECTION WITH A QUALIFIED PUBLIC OFFERING. In the event the Company consummates a Qualified Public Offering in which the value of the Company prior to the Qualified Public Offering does not reflect a 30% Return on the Series A and Series A1 Preferred Stock (or other subsequent series of preferred stock into which Series A or Series A1 Preferred Stock may be converted), the Conversion Price then in effect for such shares shall, prior to the automatic conversion in connection with the Qualified Public Offering, be reduced to a price that will reflect a 30% Return, provided, however, the Conversion Price shall never be reduced below 83.35% of the then current Conversion Price. Such Conversion Price adjustment will be calculated as follows:

                               n
              ACP = OP [.97561]

              ACP = Adjusted Conversion Price
              OP = Offering Price in Qualified Public Offering n = number of months that have past since April 1, 1997 (with months in which more than 15 days have passed being treated as full months).

              (g) OTHER DISTRIBUTIONS. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection B.4(e)(ii) then, in each such case for the purpose of this subsection 4(g), the holders of the Series A and Series A1 Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series A and Series A1 Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

              (h) RECAPITALIZATIONS. If at any time, or from time to time, there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A and Series A1 Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A and Series A1 Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A and Series A1 Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A and Series A1 Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

              (i) NO IMPAIRMENT. The Company will not, by amendment of these Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A and Series A1 Preferred Stock against impairment.

              (j)  NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                   (i) No fractional shares shall be issued upon conversion of the Series A or Series A1 Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with one-half being rounded upward). Such conversion shall be determined on the basis of the total number of shares of Series A and

    Series A1 Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

                   (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A or Series A1 Preferred Stock pursuant to this Section 4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A and Series A1 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A or Series A1 Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A and Series A1 Preferred Stock.

              (k) NOTICES OF RECORD DATE. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series A and Series A1 Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

              (l) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A and Series A1 Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A and Series A1 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A and Series A1 Preferred Stock, in addition to such other remedies as shall be available to the holders of such Preferred Stock, the Company will take such corporate action as may in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

              (m)  NOTICES.  Any notice required by the provisions of this
Section 4 to be given to the holders of shares of Series A or Series A1 Preferred Stock shall be deemed given 3 business days after deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

              (n)  SPECIAL MANDATORY CONVERSION.

                   (i) At any time following the Purchase Date, if (A) the holders of shares of Series A Preferred Stock are entitled to exercise the right of first offer (the "Right of First Offer") set forth in Section 4 of the Investors' Rights Agreement between the Company and the purchasers of Series A Preferred Stock, by and between the Company and certain investors, as amended from time to time (the "Rights Agreement"), with respect to an equity financing of the Company (the "Equity Financing"),
    (B) the Equity Financing would result in a Conversion Price adjustment to the Series A Preferred Stock as provided in subsection 4(e)(i) herein, (C) the Company has complied with its notice obligations, or such obligations have been waived, under the Right of First Offer with respect to such Equity Financing and the Company thereafter proceeds to consummate the Equity Financing, and (D) such holder (a
    "NonParticipating Holder") does not by exercise of such holder's Right of First Offer acquire his, her or its pro rata share offered in such Equity Financing (a "Mandatory Offering"), then all of such Non-Participating Holder's shares of Series A Preferred Stock shall automatically and without further action on the part of such holder be converted effective upon, subject to, and concurrently with, the consummation of the Mandatory Offering (the "Mandatory Offering Date") into an equivalent number of shares of Series A1 Preferred Stock;
    PROVIDED, however, that no such conversion shall occur in connection with a particular Equity Financing if, pursuant to the written request of the Company, such holder agrees in writing to waive his, her or its Right of First Offer with respect to all or part of such Equity
    Financing. Upon conversion pursuant to this subsection 4(n)(i), the shares of Series A Preferred Stock so converted shall be canceled and not subject to reissuance.

                   (ii) The holder of any shares of Series A Preferred Stock converted pursuant to this subsection 4(n) shall deliver to the Company during regular business hours at the office of any transfer agent of the Company for the Series A Preferred Stock or at such other place as may be designated by the Company, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to the Company. As promptly as practicable thereafter, the Company shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Series A1 Preferred Stock to be issued and such holder shall be deemed to have become a shareholder of record of Series A1 Preferred Stock immediately prior to the close of business on the Mandatory Offering Date.

                   (iii) In the event that any shares of Series A1 Preferred Stock are issued, concurrently with such issuance, the Company shall use its best efforts to take all such action as may be required, including amending its Articles of Incorporation, (A) to cancel all authorized shares of Series A1 Preferred Stock that remain unissued after any issuance of such series, (B) to create and reserve for issuance upon conversion pursuant to this subsection 4(n) of any Series A Preferred Stock a new series of Preferred Stock equal in number to the number of shares of Series A1 Preferred Stock so canceled and designated Series A2 Preferred Stock with the designations, powers, preferences and rights and the qualifications, limitations and restrictions identical to those then applicable to the Series A1, except that the Conversion Price for such shares of Series A2 Preferred Stock shall be the Series A Conversion Price in effect immediately prior to such issuance, and (C) to amend the provisions of this subsection 4(n) to provide that any subsequent conversion pursuant to this subsection 4(n) will be into shares of Series A2 Preferred Stock. The Company shall take the same actions with respect to the Series A2 Preferred Stock and each subsequently authorized series of Preferred Stock upon initial issuance of shares of the last such series to be authorized. The right to receive any dividend declared but unpaid at the time of conversion on any shares of Preferred Stock converted pursuant to the provisions of this subsection 4(n) shall accrue to the benefit of the new shares of Preferred Stock issued upon conversion thereof. All references in these Articles of Incorporation to Series A1 Preferred Stock shall include Series A2 and all subsequent series of preferred stock created pursuant to this B.4.(n)(iii).

         5.   VOTING RIGHTS.

              (a) The holder of each share of Series A and Series A1 Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A and Series A1 Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the Company, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A and Series A1 Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

              (b) No shareholder shall have the right to cumulate votes for the election of directors.

         6.   PROTECTIVE PROVISIONS.

              (a) So long as any shares of Series A and Series A1 Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law and which will not be unreasonably withheld) of at least a majority of the then outstanding shares of Series A and Series A1 Preferred Stock, voting together as a single class and on an as-converted basis:

                   (i) create any new class or series of stock or any other securities convertible into equity securities of the Company or reclassify any junior security into a security (A) having a preference over, or being on a parity with, the Series A or Series A1 Preferred Stock with respect to voting, dividends or upon liquidation, or (B) having rights similar to any of the rights of the Series A or Series A1 Preferred Stock under this
    Section 6;

                   (ii) alter or change the rights, preferences or privileges of any class or series of stock so as to affect adversely the Series A or Series A1 Preferred Stock;

                   (iii) increase the total number of authorized shares of Series A or Series A1 Preferred Stock;

                   (iv) pay dividends on any class or series of the Company's capital stock (other than dividends payable in Common Stock of the Company or securities convertible into Common Stock of the Company);

                   (v) repurchase any of the Company's capital stock, except pursuant to the redemption provisions hereof, or

                   (vi) issue any shares of the Company's capital stock, options, warrants, or other stock rights, except as related to an employee stock option plan or other similar arrangement authorized by the vote of the Company's Board of Directors, or in connection with a Qualified Public Offering.

              (b) So long as any shares of Series A and Series A1 Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law and which consent will not be unreasonably withheld) of at least a majority of the then outstanding shares of Series A and Series A1 Preferred Stock, voting together as a single class and on an as-converted basis, unless upon completion of the transaction contemplated such holders will realize a 30% Return on their investment:

                   (i) liquidate, dissolve, recapitalize or reorganize the Company;

                   (ii) sell, convey, or otherwise dispose of all or substantially all of the Company's property; or

                   (iii) issue any shares of the Company's capital stock, options, warrants, or other stock rights in connection with a Qualified Public Offering.

              (c) If the Company is unable to obtain the consent of the holders of a majority of the Series A and Series A1 Preferred Stock to conduct one of the transactions listed in B.6.(b) the Company may nevertheless consummate such a transaction if the Company and/or its other shareholders shall at the closing of such transaction pay to each of the holders of Series A and Series A1 Preferred Stock an amount equal to the difference between the amount such holder would receive upon consummation of such transaction and the amount that would equal a 30% Return on such holder's investment as of the closing date of the transaction.

         7. NO PREEMPTIVE RIGHTS. The holders of Series A and Series A1 Preferred Stock shall not have any preemptive rights pursuant to Minnesota Statutes Section 302A.413. The Company may, however, grant preemptive rights by agreement.

         8. STATUS OF CONVERTED OR REDEEMED STOCK. In the event any shares of Series A or Series A1 Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Company and these Articles of Incorporation shall be appropriately amended to effect the corresponding reduction in the Company's authorized capital stock.

         9. WAIVERS. Holders of a majority of the outstanding Series A and Series A1 Preferred Stock may waive the Company's compliance with any provision set forth herein.


                          ARTICLE 4 - RIGHTS OF SHAREHOLDERS

    A. NO PREEMPTIVE RIGHTS. No shareholder of the Company shall have any preemptive right to subscribe for, purchase or acquire any shares of stock of any class or series of the corporation now or hereafter authorized or issued by the Company.

    B. NO CUMULATIVE VOTING RIGHTS. No shareholder shall have the right to cumulate votes for the election of directors or for any other purpose.


                       ARTICLE 5 - WRITTEN ACTION BY DIRECTORS

    Any action required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors or, in cases where the action need not be approved by the shareholders, by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present.


                     ARTICLE 6 - LIMITATION OF DIRECTOR LIABILITY

    A director shall not be personally liable to the Company or to its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that elimination or limitation of liability is not permitted under Section 302A.251, the Minnesota Business Corporation Act, as the same exists or may hereafter be amended. Any repeal or modification of the provisions of this Article shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.


             ARTICLE 7 - MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION

    Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the Company (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or
(iv) to commence voluntary dissolution.


                  ARTICLE 8 - AMENDMENT OF ARTICLES OF INCORPORATION

    Any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares present and entitled to vote at a duly held meeting or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.